NEWS RELEASE

APH:      TSX-V,

APCSF: OTCQB

ALDA Pharmaceuticals Increases Private Placement

April 28, 2010 - Vancouver, BC - ALDA Pharmaceuticals Corp. (APH:TSX-V, APCSF:OTCQB) (the “Company”) announces that, in response to investor interest, the private placement financing announced on April 15, 2010 has been increased to 3,080,000 units of the Company (the "Units") at a price of $0.20 per Unit for proceeds to the Company of $616,000.  Each Unit consists of one common share of ALDA and one non-transferable share purchase warrant entitling the holder to acquire one additional common share of ALDA at a price of $0.30 per common share for a period of two (2) years from the date of the issuance of the purchase warrant with an accelerated exercise provision attached to each warrant commencing on the day following the expiry of any applicable hold period on the underlying Common Share, stating that if, for ten consecutive trading days, the closing price of the listed shares of the Company exceeds $0.60 then the exercise period of the warrants will be reduced to a period of 10 days following such trading days.

As announced in the April 15 th news release, the offering is being made on a private placement basis pursuant to registration and prospectus exemptions of applicable securities laws and is subject to acceptance by the TSX Venture Exchange.  All securities issued will be subject to a four month restricted period and will bear a restrictive legend accordingly.  Net proceeds from the offering will be used for general corporate purposes.

Insiders of ALDA will be subscribing for 25% of the offering, constituting a related party transaction pursuant to Multilateral Instrument 61-101 and TSX Venture Exchange Policy 5.9 which is exempt from the requirement to obtain an independent valuation pursuant to Section 5.5(b) of MI 61-101 and the requirement to obtain minority shareholder approval pursuant to Section 5.7(1)(b) of MI 61-101.  Their participation will be on the same terms as arm's length investors, and such insiders' shareholdings in the Company will increase as a result of any such participation.  The private placement may close before 21 days following the filing of the material change report regarding this announcement if management determines it to be necessary or desirable for sound business reasons.

About ALDA Pharmaceuticals Corp.

ALDA is focused on the development of infection-control therapeutics derived from its patented T 36® technology. The company trades on the TSX Venture Exchange under the symbol APH and on the OTCQB under the symbol APCSF. The Company is the Official Supplier of the Vancouver 2010 Olympic Winter Games, Vancouver 2010 Paralympic Winter Games, the Canadian Olympic Committee, the 2010 Canadian Olympic Team and the 2012 Canadian Olympic Team for antiseptic hand sanitizer, disinfectant and disinfectant cleaning products. The Company was also selected as one of the TSX Venture 50 companies in the Technology and Life Sciences sector for 2010.

Terrance G. Owen, Ph.D., MBA

President & CEO
ALDA Pharmaceuticals Corp.

www.aldacorp.com

Investor Relations

Scott Young

604-377-5781

604-521-8300 Ext 2

scott_young@aldacorp.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

The Units, common shares, warrants and the common shares issuable upon exercise of the warrants have not been registered under the United States Securities Act of 1933 (the “Act”) and may not be offered or sold absent registration under the Act or an applicable exemption from the registration requirements thereof.  This news release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction or an exemption therefrom.

Cautionary Note Regarding Forward-looking Statements: Information in this press release that involves ALDA’s expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. ALDA generally uses words such as “outlook,” “will,” “could,” “would,” “might,” “remains,” “to be,” “plans,” “believes,” “may,” “expects,” “intends,” “anticipates,” “estimate,” “future,” “plan,” “positioned,” “potential,” “project,” “remain,” “scheduled,” “set to,” “subject to,” “upcoming,” and similar expressions to help identify forward-looking statements. The forward-looking statements in this release are based upon information available to ALDA as of the date of this release, and ALDA assumes no obligation to update any such forward-looking statements. Forward-looking statements believed to be true when made may ultimately prove to be incorrect. These statements are not guarantees of the future performance of ALDA and are subject to risks, uncertainties and other factors, some of which are beyond its control and may cause actual results to differ materially from current expectations.

ALDA Pharmaceuticals Corp. 635 Columbia Street, New Westminster, BC V3M 1A7 Canada Telephone [604] 521.8300 - Facsimile [604] 521.8322 www.aldacorp.com